THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT. CONVERTIBLE PROMISSORY NOTE

$50,000	                               Date: February 15, 2002
	                                     Santa Clara, California

	For value received, INFODREAM CORPORATION, a California corporation (the "Company"), promises to pay PLANET ZANETT, INC, a Delaware corporation (the "Holder"), the principal sum of Fifty Thousand dollars ($50,000) in lawful money of the United States of America, together with interest on the unpaid principal balance of this Note accruing at the rate of eight percent (8%
) per annum, compounded annually (the "Note"). The Company acknowledges that Holder previously advanced the sum of $100,000 to the Company, which loan is evidenced by a promissory note dated March 16, 2001 (the "$100,000 Note"), and that Holder previously advanced the sum of $60,000 to the Company, which loan is evidenced by a promissory note dated November 30, 2001 (the "$50,000 Note") . This Note, the $100,000 Note and the $50,000 Note shall be convertible into shares of the Company's Series G Preferred Stock (the "Series G Preferred") on the terms and conditions contained herein. This Note is subject to the following terms and conditions.

1.	Maturity.  Unless converted as provided in Section 2, this
Note will automatically mature and be due and payable upon demand of the Holder any time after July 1, 2002 (the "Maturity Date"). Subject to Section 2 below, interest shall accrue on this Note and shall be due and payable on the Maturity Date.

2.	Conversion.

	a.	Series G Preferred Stock Financing.  The entire
principal amounts of, and accrued interest on this Note, the $100,000 Note and the $50,000 Note shall automatically convert into shares of the Company's Series G Preferred issued and sold at the close of the Company's Series G Preferred Stock Financing in a single transaction or a series of related transactions on terms and conditions substantially similar to the terms and conditions set forth in that certain Term Sheet between Silicon Valley Technology Group Corporation and the Company attached hereto as Exhibit A. (the "Series G Preferred Stock Financing"); provided such Series G Preferred Stock Financing shall occur on or the Maturity Date or such other date as agreed upon by the Company and the Holder. The number of shares of Series G Preferred to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of the $100,000 Note, plus accrued interest thereon up to the date of conversion, plus the entire principal amount of the $50,000 Note, plus accrued interest thereon up to the date of conversion plus the entire principal amount of this Note, plus accrued interest thereon through the date of conversion by (ii) the price per share of the Series G Preferred (which is expected to be $0.29 per share), rounded to the nearest whole share, and the issuance of such shares upon such conversion shall be upon and subject to the same rights, privileges, preferences, restrictions, terms and conditions applicable to the Series G Preferred Stock Financing as may be set forth in the Company's Amended and Restated Articles of Incorporation filed upon the closing of the Series G Preferred Stock Financing.

	b.	Mechanics and Effect of Conversion.  No fractional
shares of the Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note (and the $100,000 Note and the $50,000 Note), duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, within ten (10) business days, issue and deliver to such Holder, at the Holder's principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the $100,000 Note and the $50,000 Note, the Company will be forever released from all of its obligations and liabilities under this Note, the $100,000
Note and the $50,000 Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

3.	Payment.  All payments shall be made in lawful money of the
United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. The Company may pay all or any portion of this Note prior to the Maturity Date without penalty.

4.	Events of Default.  The following shall constitute Events
of Default:
	a.	Payment Default.  Failure by the Company to pay the
principal of or accrued interest on this Note within ten (10) business days following the date when due.

	b.	Voluntary Bankruptcy.  The commencement by the Company
of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator
(or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Company generally to pay its debts as such debts become due, or the taking of action by the Company in furtherance of any of the foregoing; or

	c.	Involuntary Bankruptcy.  The entry of a decree or order
for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the Federal
Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5.	Remedies.

	a.	Upon the occurrence of an Event of Default specified
in Subsections 4(a) or 4(b), Holder may, by written notice to the Company, declare this Note to be due and payable, whereupon the principal amount of this Note, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

	b.	Upon the occurrence of an Event of Default specified
in Subsection 4(c), the unpaid principal balance of, all accrued, unpaid interest on, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Holder.

	c.	Following an Event of Default, Holder may exercise all
rights and remedies available to Holder in law or equity.

6.	Waivers.  The Company waives presentment for payment,
demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Holder under the terms of this Note, and all benefit that might accrue to the Company by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment.

7.	Unconditional Liability.  The Company waives all notices in
connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that his liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Holder, and consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and to the release of any part of any collateral, with or without substitution.

8.	Transfer; Successors and Assigns.  This Note shall not be
assignable or transferable by either the Holder or the Company, without the consent of the other, as the case may be.

9.	Governing Law.  This Note and all acts and transactions
pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

10.	Notices.  Any notice required or permitted by this Note
shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or five (5) business days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

11.	Amendments and Waivers.  Any term of this Note may be
amended with the written consent of the Company and the Holder.
Any amendment or waiver effected in accordance with this
Section 11 shall be binding upon the Company and the Holder.

12.	Stockholders, Officers and Directors Not Liable.  In no
event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

13.	Costs and Attorneys Fees.  In an Event of Default of this
Note, the Company agrees to pay all of Holder's costs of collection including, without limitation, reasonable attorneys fees.

14.	Warrants.  In consideration of the loan by Holder to the
Company described herein, the Company shall issue to Holder Warrants to acquire shares of Series G Preferred, provided that the Series G Preferred Stock Financing closes, equal to 40% of the face value of this Note in accordance with the terms and condition of that Stock Purchase Warrant attached hereto as Exhibit B. Holder may assign its rights in the Warrants.

INFODREAM CORPORATION:


By:	/s/ Mohan M. Trikha
	Mohan M. Trikha

Title:  President and CEO
Date:   February 15, 2002


AGREED TO AND ACCEPTED:

PLANET ZANETT, INC.


By:	  /s/ Pierre-Georges Roy

Title:  Chief Legal Officer
Date:   February 15, 2002